Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of NuCana plc for the registration of ordinary shares, debt securities, warrants, rights and units and to the incorporation by reference therein of our report dated March 20, 2024, with respect to the consolidated financial statements of NuCana plc included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Edinburgh, United Kingdom

August 15, 2024